Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Tel Aviv       January 24, 2007

Direct Dial:	972-608-7856
Direct Fax:	972-608-7714
E-mail:	davids@arnon.co.il

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

        We have acted as Israeli counsel to Tower Semiconductor Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the registration, under the United States Securities Act of 1933, as amended, of the offering for resale of up to 117,763,158 ordinary shares of the Company (the "Shares"), par value 1.00 NIS each, by certain selling security holders, which are issuable upon conversion of equity equivalent convertible capital notes (the "Capital Notes").

        As counsel to the Company in Israel, we have examined such corporate records, documents, agreements and such matters of law, as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we advise you that in our opinion the Shares, if and when issued upon conversion of the Capital Notes in accordance with the terms and conditions of the Capital Notes, will be duly authorized, legally issued, fully paid and nonassesable.

        We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

        We consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ Yigal Arnon & Co. —————————————— Yigal Arnon & Co.